                                                                      EXHIBIT 11


                       BENCHMARQ MICROELECTRONICS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                                          SEPTEMBER 30,          SEPTEMBER 30,
                                                       -------------------    -----------------
                                                        1996        1995       1996     1995
                                                       -------------------    -----------------
Earnings:
  Net income.......................................    $  2,105     $  831    $ 4,422   $ 2,852
  Add: Interest expense, net of tax effect, on
     subordinated promissory notes assumed retired            -         34          -        69
                                                       -------------------    -----------------
  Adjusted net income..............................    $  2,105     $  865    $ 4,422   $ 2,921
                                                       ===================    =================

Shares:
  Weighted average common shares outstanding.......       6,671        276      6,610       256
  Weighted average common equivalent shares:
     Add: Common shares issued upon assumed
           conversion of preferred stock...........           -      5,106          -     5,106
          Common shares issued on assumed
           exercise of stock options and warrants..       1,242      1,211      1,137     1,170
     Less: Shares assumed repurchased..............         579        122        448       123
                                                       -------------------    -----------------

Weighted average common and common equivalent
  shares...........................................       7,334      6,471      7,299     6,409
                                                       ===================    =================

Earnings per common and common equivalent share....    $   0.29     $ 0.14    $  0.61   $  0.46
                                                       ===================    =================